EXHIBIT 99.1

Camco Financial Announces Fourth Quarter 2013 Earnings

CAMBRIDGE, Ohio, Jan. 29, 2014 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the bank holding company for Advantage Bank, today announced financial results for the three months and twelve months ended December 31, 2013.

Net earnings were $7.8 million or $0.53 per diluted share, for the twelve months ended December 31, 2013, compared to $4.2 million, or $0.50 per diluted share, the prior year. There were 14.7 million and 8.3 million diluted weighted shares outstanding for 2013 and 2012, respectively. Net interest income after provision for losses on loans was $23.5 million for the full-year 2013 versus $23.7 million the prior year. The 2013 results primarily benefited from recognition of deferred tax assets and to a lesser extent the valuation of mortgage servicing rights, which were partially offset by expenses related to growth initiatives and lower gain on sale of residential mortgage loans compared to 2012.

Net earnings were $0.5 million, or $0.03 per diluted share, for the three months ended December 31, 2013, versus $2.8 million, or $0.26 per diluted share, for the same period in 2012. Net interest income after provision for losses on loans was $6.5 million for the fourth quarter of 2013 compared to $7.3 million the prior year. The remaining year-over-year difference in net earnings was primarily attributable to the higher provision for income taxes and lower gain on sales of loans. Additionally, there were $0.6 million of merger expenses in the fourth quarter 2013 versus zero merger expenses the prior year.

James E. Huston, President and CEO, said, "Our full-year 2013 financial results represent the highest amount of net earnings since 2005 and also reflect the progress we have achieved during the past several years to return Advantage Bank to a sound financial position. During this period credit quality has significantly improved, noninterest income is more diversified and our balance sheet is much stronger. Underscoring these achievements, on November 1, 2013, we announced the termination of the consent order by federal and state regulators related to Advantage Bank."

Mr. Huston continued, "The decline in net earnings for the fourth quarter of 2013 compared to a year ago was primarily due to the lower reduction of loan loss reserve, market conditions that adversely impacted gain on sale of loans and valuation of mortgage servicing rights, and a higher provision for income taxes. Our operating results included an increase in net interest income for the fourth quarter of 2013 versus the linked quarter and the fourth quarter of 2012. Our credit quality continued to improve during the fourth quarter compared to those same periods as reflected in the further decline in classified assets and nonperforming loans. Looking forward, we are working diligently to complete our merger with Huntington Bancshares, Inc., which is expected to close in the 1st Quarter of 2014."

Review of Financial Performance

Overview:

The following items summarize key aspects of the Company's performance during the fourth quarter ended December 31, 2013, compared to the same period in 2012:

  Total deposits were $602.5 million at December 31, 2013 compared to $627.2 million at year-end 2012 due to a decline in certificates of deposit, especially for single product customers.
  Net interest income increased slightly to $5.9 million due to higher loan balances and lower cost of funds.
  Noninterest income was $1.4 million versus $2.5 million principally due to lower spreads related to gain on sale of residential mortgage loans and a decline in the valuation of mortgage servicing rights.
  Noninterest expense declined slightly to $6.7 million from $6.9 million primarily due to lower REO and classified assets expenses attributable to improved credit quality and lower FDIC premiums and other insurance expense, partially offset by expenses related to growth initiatives and other operating expenses, including merger expenses.
  Classified assets (which include substandard, doubtful, loss, and real estate owned) were $23.9 million at December 31, 2013, compared to $38.8 on the same date in 2012.

Net Interest Margin:

Net interest margin was 3.33% for the fourth quarter of 2013 compared to 3.36% for the same period in 2012. The slight decrease was principally due to the lower yield on earning assets related to the low interest rate environment. The Company continues to pursue favorable risk-adjusted pricing opportunities, maintain strong credit quality, and other balance sheet actions to enhance net interest margin.

Net Interest Income:

Net interest income before the provision for loan losses was $5.9 million for the fourth quarter of 2013 compared to $5.8 million for the same period a year ago. The increase was primarily due to an increase in loans receivable and lower cost of funds compared to the same period last year.

The yield on earning assets was 4.04% for the fourth quarter of 2013 compared to 4.35% a year ago. This decrease was primarily attributable to the low interest rate environment. The restructuring of $25 million of FHLB advances in the third quarter of 2013 resulted in a reduction in the cost of funds and also helped to mitigate the impact of lower yield on earning assets. Total cost of interest bearing liabilities, expressed as a percentage, was 0.83% versus 1.10% for the same period the prior year.

Provision Expense, Credit Quality, and Allowance for Loan Losses:

The allowance for loan and lease losses was $8.3 million at December 31, 2013, compared to $12.1 million on the same date in 2012. This year-over-year decrease was due to further improvement in asset quality throughout 2013 that resulted in a recovery of provision of $0.6 million for loan losses in the fourth quarter of 2013 compared to a recovery of $1.5 million for the fourth quarter of 2012.

The Company maintains a strong allowance for loan and lease losses and remains committed to further improvement in asset quality. Total delinquent loans were $12.4 million at December 31, 2013, a 33% decrease compared to the same date last year. Classified loans (which include substandard, doubtful, and loss) were $19.6 million at year-end 2013, or 32% below the amount at December 31, 2012. Non-performing loans were $13.3 million at December 31, 2013, or 32% below the amount on the same date of the prior year. Non-performing loans as a percentage of total loans (including loans held for sale) were 2.12% at December 31, 2013, compared to 3.42% at December 31, 2012.

The allowance for loan and lease losses, expressed as a percentage of non-performing loans, was 62.0% at December 31, 2013 and 2012.

Noninterest Income:

Noninterest income was $1.4 million for the fourth quarter of 2013 versus $2.5 million for the same period of the prior year. This decrease was principally due to lower volume and spreads related to gain on sale of residential mortgage loans ($0.5 million) and a decline in the value of mortgage servicing rights ($0.2 million) compared to the fourth quarter of 2012.

Noninterest Expense:

Noninterest expense decreased to $6.7 million for the fourth quarter of 2013 from $6.9 million for the same period a year ago. This decline was primarily due to lower REO and classified asset expenses ($0.7 million) attributable to improved credit quality, lower FDIC premiums and other insurance expense ($0.2 million), partially offset by expenses related to growth initiatives and other operating expenses, including merger expenses.

Balance Sheet:

Total assets were $774.4 million at December 31, 2013, compared to $764.3 million on the same date last year, principally due to the increase in stockholders' equity that resulted from $7.8 million of net earnings for the full-year 2013, the exercise of common stock warrants from the November 2012 rights offering ($2.2 million) and stock options. The Company continues to focus on pursuing lending opportunities and investments that employ cash efficiently and profitably.

Asset Quality:

There was further improvement in asset quality during the fourth quarter of 2013 compared to the same period in 2012. Classified loans were $19.6 million and nonperforming assets were $23.9 million at December 31, 2013, which represented a decline of 32% and 38%, respectively, versus the same date in 2012.

Nonperforming assets to total assets were 2.38% at December 31, 2013, versus 3.95% on the same date in 2012. The allowance for loan losses to total loans including loans held for sale was 1.32% at year-end 2013 compared to 2.12% at December 31, 2012.

The following table provides a comparison of changes in key factors for the fourth quarter of 2013 compared to the same period in 2012:

(Dollars in thousands)	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Classified Loans*	$ 19,645	$ 22,492	$ 25,063	$ 27,160	$ 29,184
Non-Performing Loans	$ 13,342	$ 14,860	$ 15,695	$ 18,647	$ 19,594
Loan Loss Reserve	$ 8,276	$ 9,671	$ 10,556	$ 11,532	$ 12,147
Loan Loss Reserve/Total Loans	1.32%	1.64%	1.84%	2.06%	2.12%
*Includes substandard, doubtful and loss (including homogenous loans)

Deposits and Borrowings:

Total deposits were $602.5 million at December 31, 2013, versus $627.2 million on the same date in 2012. The decrease was primarily due to a decline in certificates of deposit ($27.6 million), especially for single product customers. The Company remains committed to reducing the level of historically rate sensitive higher yielding single product certificates of deposit.

FHLB advances and other borrowings were $88.8 million at December 31, 2013, compared to $64.2 million on the same date of the prior year. This increase was principally due to higher customer repurchase agreements and borrowings on the FHLB cash advance line to fund earning assets on a short-term basis.

Equity:

Stockholders' equity was $70.2 million at December 31, 2013, compared to $59.7 million at year-end 2012. The increase was attributable to net earnings during the past year, proceeds from the exercise of warrants related to the November 2012 rights offering and stock options. Stockholders' equity at December 31, 2013 was 9.07% of total assets compared to 7.82% on the same date last year.

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank offers community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Important Information for Investors and Stockholders

In connection with the proposed merger transaction, Huntington filed with the Securities and Exchange Commission a Registration Statement on Form S-4 that included a Proxy Statement of the Company, and a Prospectus of Huntington, as well as other relevant documents concerning the proposed transaction. Stockholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Huntington and Camco Financial, may be obtained at the SEC's Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Huntington at www.Huntington.com under the tab "Investor Relations" and then under the heading "Publications and Filings", from Huntington Investor Relations at 800-576-5007, and from the Company by accessing Camco Financial's website at https://www.advantagebankonline.com under the tab "Investor Relations" and then under the heading "SEC Filings", or from Camco Financial Investor Relations at 740-435-2020.

Huntington and the Company and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Camco Financial in connection with the proposed merger. Information about the directors and executive officers of Huntington is set forth in the proxy statement for Huntington's 2013 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 7, 2013. Information about the directors and executive officers of Camco Financial is set forth in the proxy statement for the Company's 2013 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on April 19, 2013. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger. Free copies of this document may be obtained as described in the preceding paragraph.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Assets
Cash and Cash Equivalents	$ 8,451	$ 17,185	$ 27,125	$ 118,212	$ 58,379
Investments	84,856	101,936	103,529	39,432	86,201

Loans Held for Sale	592	1,831	2,697	3,824	6,544

Loans Receivable	627,876	586,674	571,470	555,180	566,722
Allowance for Loan Loss	(8,276)	(9,671)	(10,556)	(11,532)	(12,147)
Loans Receivable, Net	619,600	577,003	560,914	543,648	554,575

Other Assets	60,887	62,644	62,514	58,246	58,560

Total Assets	$ 774,386	$ 760,599	$ 756,779	$ 763,362	$ 764,259

Liabilities
Deposits	$ 602,494	$ 609,012	$ 614,623	$ 626,741	$ 627,224
Borrowed Funds	88,773	71,408	65,788	63,981	64,219
Other Liabilities	12,871	12,899	10,432	11,929	13,089

Total Liabilities	$ 704,138	$ 693,319	$ 690,843	$ 702,651	$ 704,532

Stockholders' Equity	$ 70,248	$ 67,280	$ 65,936	$ 60,711	$ 59,727

Total Liabilities and Stockholders' Equity	$ 774,386	$ 760,599	$ 756,779	$ 763,362	$ 764,259

Stockholders' Equity to Total Assets	9.07%	8.85%	8.71%	7.95%	7.82%

Total Shares Outstanding (at period end)	14,691,428	13,603,438	13,549,082	13,529,287	13,233,036

Book Value Per Share	$ 4.78	$ 4.95	$ 4.87	$ 4.49	$ 4.51

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Year to Date Information
(In thousands, except for per share data and shares outstanding)

	12 Months	12 Months
	Ended	Ended
	12/31/2013	12/31/12
	(Unaudited)	(Unaudited)
Interest Income:
Loans	$ 26,769	$ 30,674
Investment securities	662	484
Interest-bearing deposits and other	480	465
Total Interest Income	$ 27,911	$ 31,623

Interest Expense:
Deposits	$ 3,888	$ 5,319
Borrowings	1,624	2,413
Total Interest Expense	$ 5,512	$ 7,732

Net Interest Income	$ 22,399	$ 23,891

Provision for Losses on Loans	$ (1,109)	$ 144
Net Interest Income After Provision for Loan Losses	$ 23,508	$ 23,747

Noninterest Income:
Late charges, rent and other	$ 942	$ 1,356
Loan servicing fees	1,122	1,133
Service charges and other fees on deposits	1,989	2,041
Gain on sale of loans	1,764	2,484
Mortgage servicing rights	720	(18)
Gain on sale of investments & fixed assets	46	124
Income on cash surrender value life insurance	847	879
Total noninterest income	$ 7,430	$ 7,999

Noninterest expense:
Employee compensation and benefits	$ 14,189	$ 12,600
Occupancy and equipment	2,897	2,964
FDIC premium and other insurances	1,501	1,816
Data processing	1,824	1,975
Advertising	515	373
Franchise taxes	872	765
Other operating	6,275	7,148
Total noninterest expense	$ 28,073	$ 27,641

Earnings before provision for inome taxes	2,865	4,105

Provision for income taxes	$ (4,974)	$ (58)
Net Earnings	$ 7,839	$ 4,163

Earnings Per Share:
Basic	$ 0.57	$ 0.50
Diluted	$ 0.53	$ 0.50

Basic Weighted Number of Shares Outstanding	13,701,884	8,260,865
Diluted Weighted Number of Shares Outstanding	14,686,223	8,261,396

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	$ 6,864	$ 6,724	$ 6,591	$ 6,590	$ 7,240
Investment securities	179	194	170	119	134
Interest-bearing deposits and other	101	108	122	149	135
Total Interest Income	$ 7,144	$ 7,026	$ 6,883	$ 6,858	$ 7,509

Interest Expense:
Deposits	$ 876	$ 979	$ 1,000	$ 1,033	$ 1,128
Borrowings	383	386	429	426	577
Total Interest Expense	1,259	1,365	1,429	1,459	1,705

Net Interest Income	$ 5,885	$ 5,661	$ 5,454	$ 5,399	$ 5,804

Provision for Losses on Loans	(600)	(609)	--	100	(1,455)
Net Interest Income After Provision for Loan Losses	$ 6,485	$ 6,270	$ 5,454	$ 5,299	$ 7,259

Noninterest Income:
Late charges, rent and other	$ 250	$ 223	$ 168	$ 301	$ 484
Loan servicing fees	286	287	273	276	284
Service charges and other fees on deposits	509	501	517	462	528
Gain on sale of loans	278	251	546	689	770
Mortgage servicing rights	(141)	405	351	105	60
Gain on sale of investments & fixed assets	(8)	--	(7)	61	126
Income on CSVL (BOLI)	214	214	211	208	237
Total noninterest income	$ 1,388	$ 1,881	$ 2,059	$ 2,102	$ 2,489

Noninterest expense:
Employee compensation and benefits	$ 3,385	$ 3,777	$ 3,518	$ 3,509	$ 3,208
Occupancy and equipment	715	718	719	745	772
FDIC premium and other insurances	191	428	441	441	436
Data processing	288	261	277	283	326
Advertising	110	133	128	144	77
Franchise taxes	197	218	227	230	182
Other operating	1,799	1,718	1,978	1,495	1,943
Total noninterest expense	$ 6,685	$ 7,253	$ 7,288	$ 6,847	$ 6,944

Earnings before provision for income taxes	$ 1,188	$ 898	$ 225	$ 554	$ 2,804

Provision for income taxes	$ 729	$ 171	$ (5,929)	$ 55	$ 20
Net Earnings	$ 459	$ 727	$ 6,154	$ 499	$ 2,784

Earnings Per Share:
Basic	$ 0.03	$ 0.05	$ 0.45	$ 0.04	$ 0.26
Diluted	$ 0.03	$ 0.05	$ 0.42	$ 0.03	$ 0.26

Basic Weighted Number of Shares Outstanding	14,282,790	13,583,511	13,545,861	13,386,828	10,806,051
Diluted Weighted Number of Shares Outstanding	15,580,837	15,027,666	14,718,045	14,392,077	10,806,269

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	12 Months	12 Months
	Ended	Ended	Ended	Ended
	12/31/2013	12/31/2012	12/31/13	12/31/12
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Return on average equity	2.66%	20.61%	12.19%	8.56%

Return on average assets	0.24%	1.46%	1.03%	0.54%

Interest rate spread	3.21%	3.25%	3.08%	3.30%

Net interest margin	3.33%	3.36%	3.20%	3.41%

Yield on earning assets	4.04%	4.35%	3.99%	4.51%

Cost of deposits	0.67%	0.81%	0.72%	0.94%

Cost of borrowings	1.97%	3.58%	2.35%	3.37%

Total cost of interest bearing liabilities	0.83%	1.10%	0.91%	1.21%

Noninterest expense to average assets	3.48%	3.64%	3.68%	3.59%

Efficiency ratio	91.92%	83.73%	94.11%	86.68%

Nonperforming assets to total assets	2.38%	3.95%	2.38%	3.95%

Non performing loans to total net loans including loans held for sale	2.12%	3.42%	2.12%	3.42%

Allowance for loan losses to total loans including loans held for sale	1.32%	2.12%	1.32%	2.12%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
(In thousands, except for per share data and shares outstanding)

	December 31, 2013			December 31, 2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest - Earning Assets:
Loans receivable - net (1)	$ 599,290	$ 6,864	4.58%	$ 566,769	$ 7,240	5.11%
Securities (2)	91,309	179	0.78%	81,900	134	0.65%
FHLB Stock	9,888	100	4.05%	9,888	118	4.77%
Other interest bearing accounts	6,841	1	0.06%	32,604	17	0.21%
Total interest earning assets	$ 707,328	$ 7,144	4.04%	$ 691,161	$ 7,509	4.35%

Noninterest-earning assets	$ 60,583			$ 71,508
Total Average Assets	$ 767,911			$ 762,669

Interest-Bearing Liabilities:
Deposits	$ 525,780	$ 876	0.67%	$ 557,585	1,128	0.81%
Advances & Borrowings	77,902	383	1.97%	64,503	577	3.58%
Total interest-bearing liabilities	$ 603,682	$ 1,259	0.83%	$ 622,088	$ 1,705	1.10%

Noninterest-bearing sources:
Noninterest-bearing liabilities	95,296			86,556
Shareholders' equity	68,933			54,025
Total Liabilities and Shareholders' Equity	$ 767,911			$ 762,669

Net Interest margin			3.33%			3.36%

Net Interest Income & Spread		$ 5,885	3.21%		$ 5,804	3.25%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity
CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone: 740-435-2020